                                                                    EXHIBIT 12


                             EV INTERNATIONAL, INC.
                    COMPUTATION OF EARNINGS TO FIXED CHARGES


                                              Predecessor basis of accounting                           New basis of accounting
                                   -------------------------------------------------------------  ----------------------------------
                                   Fiscal year ended the last day of February   Period from         Period from
                                   ------------------------------------------  March 1, 1996 --   February 11, 1997 --    Pro Forma
                                     1993      1994      1995      1996        February 10, 1997  February 28, 1997      Fiscal 1997
                                   --------   ------    ------    ------       -----------------  --------------------   -----------
Earnings:
Income from operations before
  income taxes                      $  19.4   $  19.6   $  19.5   $  17.7          $  14.5             $   1.5           $    1.9
Add: Fixed charges per below            0.5       0.5       0.5       0.6              0.6                 0.8               13.9
                                    -------   -------   -------   -------          -------             -------           --------
Earnings for computation purposes   $  19.9   $  20.1   $  20.0   $  18.3          $  15.1             $   2.3           $   15.8


Fixed charges:
Interest on indebtedness                 --        --        --        --               --                 0.8               13.3
Portion of rent expense
  representative of the
  interest factor(1)                    0.5       0.5       0.5       0.6              0.6                 0.0                0.6
                                    -------   -------   -------   -------          -------             -------           --------
Fixed charges for computation
  purposes                              0.5       0.5       0.5       0.6              0.6                 0.8               13.9

Ratio of earnings to fixed
  charges(2)                                                                                          2.9 to 1           1.1 to 1


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(1) Approximation of one-third of annual rent expense used to represent interest factor.

(2) The ratio of earnings to fixed charges is not meaningful for any periods prior to the Acquisition due to the absence of interest expense in the Company's financial statements.